UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2017

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[] Emerging growth company

[] If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01          Entry into a Material Definitive Agreement

On May 17, 2017, ICF International, Inc. (the “Company” or “ICF”) and ICF Consulting Group, Inc., its direct, wholly-owned subsidiary (collectively, the “Borrowers”), entered into the Fifth Amended and Restated Business Loan and Security Agreement with a group of lenders for which PNC Bank, National Association (“PNC”), acted as Administrative Agent and PNC Capital Markets LLC, Citizens Bank, N.A. and Wells Fargo Securities, LLC, acted in the capacity of joint lead arrangers (the “Loan Agreement”). The Loan Agreement governs ICF’s senior credit facility and it amends and restates the previous Fourth Amended and Restated Business Loan and Security Agreement, entered into on May 16, 2014 (the “Fourth Amendment”). Capitalized terms not defined herein shall have the meaning set forth in the Loan Agreement.

Below is a summary of the material differences between the Loan Agreement and the Fourth Amendment. All other material terms of the Loan Agreement remain the same as previously disclosed in connection with the Fourth Amendment.

The Loan Agreement provides for a revolving line of credit of up to $600 million (an increase of $100 million from the Fourth Amendment) with additional revolving credit commitments of up to $300 million (an increase of $200 million from the Fourth Amendment) and a sub-limit of $50 million for Swing Line Loans (an increase from $25 million from the Fourth Amendment). In addition, the letters of credit sub-limit has been increased in the Loan Agreement from $30 million to $60 million. The Loan Agreement has a term of five (5) years from the closing date, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been terminated or cash collateralized.

The Loan Agreement maintains its first priority perfected security interest in sixty-five percent (65%) of the stock of all Material Foreign Subsidiaries. The Loan Agreement removed the joinder requirement for certain ICF subsidiaries and instead requires Material Domestic Subsidiaries to execute a Guaranty Agreement and serve as Guarantor under the terms of the Loan Agreement.

Various limitations within the Loan Agreement were revised, including the following: (1) stock repurchase limitations were eliminated to permit repurchases provided the Company’s Leverage Ratio, prior to and after giving effect to such repurchase, is not greater than 3.25 to 1.00; (2) the bid bonds and performance bonds basket with respect to the failure of a Borrower, Guarantor or Non-Obligor Affiliate to complete a contractual obligation incurred in the ordinary course of business increased from $15 million in the aggregate to $20 million in the aggregate; (3) the $50 million cap on other unsecured indebtedness has been narrowed to apply only to Non-Obligor Affiliates with ICF Entities (other than Non-Obligor Affiliates) free to incur other unsecured Indebtedness so long as (i) the Company’s Leverage Ratio, prior to and after giving effect to such indebtedness, is not greater than 3.25 to 1.00, (ii) the unsecured indebtedness is not on terms more restrictive than the Loan Agreement and (iii) the unsecured indebtedness has a maturity date at least 91 days after the Maturity Date of the Loan Agreement; (4) a limit on indebtedness of Foreign Subsidiaries with respect to the factoring of its receivables of $50 million; and (5) investments in non-ICF entities was limited to $50 million in the aggregate. In addition, certain monetary thresholds related to Events of Default were increased, including: (1) if any ICF entity shall fail to pay any judgement in excess of $20 million (from $5 million); (2) if the assets or property of any ICF Entity are levied upon, attached, or subject to any enforcement proceeding involving in excess of $10 million (from $2 million) and is not fully bonded or stayed; and (3) if any obligations of one or more ICF Entities for the payment of borrowed money which involves amounts, individually or in the aggregate, in excess of $20 million (from $2 million) becomes or is declared to be due and payable prior to its maturity.

      The description of the Loan Agreement is qualified in its entirety by the full text of the Loan Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the description of Item 1.01 above, which is incorporated herein by reference.

Item 8.01     Other Events

On May 18, 2017, the Company issued a press release announcing the execution of the Loan Agreement. A copy of the release is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

10.1	Fifth Amended and Restated Business Loan and Security Agreement, dated May 17, 2017.

99.1	Press Release, dated May 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: May 18, 2017	By:	James C. Morgan
James C. Morgan
Chief Financial Officer